Exhibit 99.3

Part II

ITEM 8. Financial Statements and Supplementary Data

The information required by this item is contained in the financial statements listed in Item 15(a) of this Form 10-K under the caption “Financial Statements.” In addition, audited consolidated financial statements for Marina District Development Company, LLC, d.b.a. Borgata Hotel Casino and Spa, our 50% Atlantic City joint venture, as of and for the three years in the period ended December 31, 2005 are included in Exhibit 99.2 and are incorporated herein by reference.

Part IV

ITEM 15. Exhibits and Financial Statement Schedules

Page No.
(a) Financial Statements. The following financial statements for the three years in the period ended December 31, 2005 are filed as part of this report:

Report of Independent Registered Public Accounting Firm	3

Consolidated Balance Sheets at December 31, 2005 and 2004	4

Consolidated Statements of Operations for the Three Years in the Period Ended December 31, 2005	5

Consolidated Statements of Changes in Stockholders’ Equity for the Three Years in the Period Ended December 31, 2005	6

Consolidated Statements of Cash Flows for the Three Years in the Period Ended December 31, 2005	7

Notes to Consolidated Financial Statements	9

Audited consolidated financial statements for Marina District Development Company, LLC, d.b.a. Borgata Hotel Casino and Spa, as of and for the three years in the period ended December 31, 2005 are presented in Exhibit 99.2 and are incorporated herein by reference

(b) Exhibits. Refer to (c) on page 64.

Boyd Gaming Corporation and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Boyd Gaming Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of Boyd Gaming Corporation and Subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Boyd Gaming Corporation and Subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 8 to the consolidated financial statements, in 2005, the Company changed its method of accounting for intangible assets to conform to EITF D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill, and recorded a cumulative effect of a change in accounting principle.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 13, 2006 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

DELOITTE AND TOUCHE LLP

Las Vegas, Nevada

March 13, 2006 (July 25, 2006 as to Note 17)

Consolidated Balance Sheets

	December 31,
(In thousands, except share data)	2005	2004
ASSETS
Current assets
Cash and cash equivalents	$188,406	$160,723
Restricted cash	8,412	6,619
Accounts receivable, net	25,706	29,263
Insurance receivable	4,313	—
Inventories	14,402	12,597
Prepaid expenses and other	37,237	32,138
Income taxes receivable	7,002	16,004
Deferred income taxes	2,683	4,711

Total current assets	288,161	262,055
Property and equipment, net	2,734,485	2,277,067
Investment in Borgata, net	388,372	330,486
Other assets, net	102,909	112,867
Intangible assets, net	506,838	532,351
Goodwill, net	404,206	404,206

Total assets	$4,424,971	$3,919,032

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$5,729	$5,682
Accounts payable	92,556	69,935
Construction payables	128,136	49,337
Accrued liabilities
Payroll and related	78,005	73,832
Interest	15,762	20,764
Gaming	62,825	58,312
Accrued expenses and other	56,813	44,442

Total current liabilities	439,826	322,304
Long-term debt, net of current maturities	2,552,795	2,304,343
Deferred income taxes and other liabilities	334,346	348,615
Commitments and contingencies
Minority interest	—	—
Stockholders’ equity
Preferred stock, $.01 par value; 5,000,000 shares authorized	—	—
Common stock, $.01 par value; 200,000,000 shares authorized; 89,286,491 and 87,537,122 shares outstanding	893	875
Additional paid-in capital	619,852	574,723
Retained earnings	473,964	370,089
Accumulated other comprehensive income (loss), net	3,295	(1,917)

Total stockholders’ equity	1,098,004	943,770

Total liabilities and stockholders’ equity	$4,424,971	$3,919,032

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Operations

	Year Ended December 31,
(In thousands, except per share data)	2005	2004	2003
Revenues
Gaming	$1,817,289	$1,454,884	$1,073,736
Food and beverage	326,566	248,654	165,899
Room	178,091	122,496	76,819
Other	149,057	106,057	78,075

Gross revenues	2,471,003	1,932,091	1,394,529
Less promotional allowances	247,983	198,033	141,459

Net revenues	2,223,020	1,734,058	1,253,070

Costs and expenses
Gaming	807,712	689,324	535,388
Food and beverage	203,901	152,370	96,096
Room	53,063	37,184	22,058
Other	129,342	99,457	81,706
Selling, general and administrative	322,226	283,024	194,180
Maintenance and utilities	97,063	76,829	56,581
Depreciation and amortization	174,939	136,126	93,756
Corporate expense	44,101	32,909	22,595
Preopening expenses	18,927	2,308	—
Impairment loss	56,000	—	—
Merger, acquisition and transition related expenses	—	6,534	—
Hurricane and related expenses, net	9,274	—	—

Total costs and expenses	1,916,548	1,516,065	1,102,360

Operating income (loss) from Borgata	96,014	77,965	(1,910)

Operating income	402,486	295,958	148,800

Other income (expense)
Interest income	224	186	318
Interest expense, net of amounts capitalized	(129,023)	(102,027)	(74,549)
Loss on early retirements of debt	(17,529)	(4,344)	—
Gain on sales of undeveloped land	659	9,880	—
Other non-operating expenses from Borgata, net	(11,718)	(12,554)	(8,754)

Total	(157,387)	(108,859)	(82,985)

Minority interest	—	—	—

Income before provision for income taxes and cumulative effect of a change in accounting principle	245,099	187,099	65,815
Provision for income taxes	84,050	75,645	24,882

Income before cumulative effect of a change in accounting principle	161,049	111,454	40,933
Cumulative effect of a change in accounting for intangible assets, net of taxes of $8,984	(16,439)	—	—

Net income	$144,610	$111,454	$40,933

Basic net income per common share:
Income before cumulative effect	$1.82	$1.46	$0.64
Cumulative effect of a change in accounting for intangible assets, net of taxes	(0.19)	—	—

Net income	$1.63	$1.46	$0.64

Diluted net income per common share:
Income before cumulative effect	$1.78	$1.42	$0.62
Cumulative effect of a change in accounting for intangible assets, net of taxes	(0.18)	—	—

Net income	$1.60	$1.42	$0.62

Dividends declared per common share	$0.46	$0.32	$0.15

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Changes in Stockholders’ Equity

(In thousands, except share data)	Other Comprehensive Income	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net	Total Stockholders’ Equity
		Shares	Amount
Balances, January 1, 2003		64,761,035	$648	$163,347	$252,098	$(7,532)	$408,561
Net income	$40,933	—	—	—	40,933	—	40,933
Derivative instruments market adjustment, net of taxes of $1.5 million	2,660	—	—	—	—	2,660	2,660

Comprehensive income	$43,593

Stock options exercised, including taxes of $4.6 million		1,286,035	13	12,154	—	—	12,167
Stock repurchased and retired		(1,066,100)	(11)	(13,378)	—	—	(13,389)
Dividends paid on common stock		—	—	—	(9,679)	—	(9,679)

Balances, December 31, 2003		64,980,970	650	162,123	283,352	(4,872)	441,253
Net income	$111,454	—	—	—	111,454	—	111,454
Derivative instruments market adjustment, net of taxes of $1.7 million	2,988	—	—	—	—	2,988	2,988
Restricted available for sale securities market adjustment, net of taxes	(33)	—	—	—	—	(33)	(33)

Comprehensive income	$114,409

Stock issued in connection with merger with Coast Casinos, net of issuance costs of $425		19,369,869	194	368,958	—	—	369,152
Stock options exercised, including taxes of $20.7 million		3,186,283	31	43,642	—	—	43,673
Dividends paid on common stock		—	—	—	(24,717)	—	(24,717)

Balances, December 31, 2004		87,537,122	875	574,723	370,089	(1,917)	943,770
Net income	$144,610	—	—	—	144,610	—	144,610
Derivative instruments market adjustment, net of taxes of $3.2 million	5,340	—	—	—	—	5,340	5,340
Restricted available for sale securities market adjustment, net of taxes	(128)	—	—	—	—	(128)	(128)

Comprehensive income	$149,822

Stock options exercised, including taxes of $23.1 million		1,749,369	18	45,129	—	—	45,147
Dividends paid on common stock		—	—	—	(40,735)	—	(40,735)

Balances, December 31, 2005		89,286,491	$893	$619,852	$473,964	$3,295	$1,098,004

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows

	Year Ended December 31,
(In thousands)	2005	2004	2003
Cash Flows from Operating Activities
Net income	$144,610	$111,454	$40,933
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	174,939	136,126	93,756
Cumulative effect of a change in accounting principle	25,423	—	—
Impairment loss	56,000	—	—
Non-cash hurricane expenses	2,091	—	—
Amortization of debt issuance costs	4,784	4,741	4,519
Deferred income taxes	(18,253)	30,630	28,580
Operating and non-operating (income) losses from Borgata	(84,296)	(65,411)	10,664
Distributions of earnings from Borgata	29,338	—	—
Gain on sales of undeveloped land and certain other assets	(659)	(10,309)	—
Loss on early retirements of debt	17,529	4,344	—
Tax benefit from stock options exercised	23,148	20,694	4,645
Changes in operating assets and liabilities:
Restricted cash	(1,011)	954	(848)
Accounts receivable, net	3,557	(8,453)	(574)
Insurance receivable	372	—	—
Inventories	(1,805)	(1,663)	70
Prepaid expenses and other	(4,507)	(2,113)	(2,790)
Other assets	(8,364)	(1,990)	4,075
Other current liabilities	41,306	37,356	(12,407)
Other liabilities	6,704	3,137	1,090
Income taxes receivable	9,002	(458)	974

Net cash provided by operating activities	419,908	259,039	172,687

Cash Flows from Investing Activities
Net cash paid for Coast Casinos acquisition	—	(909,245)	—
Net cash paid for Shreveport acquisition	—	(187,220)	—
Investments in and advances to Borgata	—	(30,807)	(50,065)
Capital expenditures	(618,444)	(268,848)	(81,536)
Insurance proceeds for replacement assets	6,000	—	—
Net proceeds from sales of undeveloped land and certain other assets	4,001	31,398	—

Net cash used in investing activities	(608,443)	(1,364,722)	(131,601)

Cash Flows from Financing Activities
Payments on long-term debt	(684)	(482)	(444)
Payments for retirements of long-term debt	(209,325)	—	(250,063)
Payments under bank credit agreements	(518,600)	(777,950)	(313,600)
Borrowings under bank credit agreements	965,400	1,622,750	419,400
Other	(1,837)	(8,983)	—
Net proceeds from issuance of long-term debt	—	344,596	16,000
Proceeds from issuance of common stock	21,999	22,979	7,522
Common stock repurchased and retired	—	—	(13,389)
Dividends paid on common stock	(40,735)	(24,717)	(9,679)

Net cash provided by (used in) financing activities	216,218	1,178,193	(144,253)

Net increase (decrease) in cash and cash equivalents	27,683	72,510	(103,167)
Cash and cash equivalents, beginning of year	160,723	88,213	191,380

Cash and cash equivalents, end of year	$188,406	$160,723	$88,213

Consolidated Statements of Cash Flows continued

(In thousands)
Supplemental Disclosure of Cash Flow Information
Cash paid for interest, net of amounts capitalized	$128,234	$83,929	$74,395
Cash paid (received) for income taxes, including refunds	61,171	24,777	(9,320)

Supplemental Schedule of Non-Cash Investing And Financing Activities
Payables for capital expenditures	$137,524	$61,355	$10,648
Restricted cash used to purchase restricted investments	(3,773)	(11,652)	—
Restricted cash proceeds from sales of restricted investments	4,539	1,097	—
Borgata contributions payable	—	—	35,500
Debt issuance costs	—	5,404	50
Debt assumed for acquisition of land	—	15,764	—

Merger with Coast Casinos
Fair value of non-cash assets acquired	$—	$1,525,770	$—
Net cash paid	—	(909,245)	—
Less fair value of common stock issued, net	—	(369,152)	—

Liabilities assumed	$—	$247,373	$—

Acquisition of Sam’s Town Shreveport
Fair value of non-cash assets acquired	$—	$192,224	$—
Net cash paid	—	(187,220)	—

Liabilities assumed	$—	$5,004	$—

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements

NOTE 1. — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Boyd Gaming Corporation and its wholly-owned subsidiaries. We currently wholly-own and operate 18 gaming entertainment facilities located in Nevada, Mississippi, Illinois, Louisiana and Indiana. In addition, we own and operate a travel agency located in Hawaii, a Hawaiian-based insurance company that underwrites travel-related insurance, and an offsite sports book located in Las Vegas. We are also developing Echelon Place which is further described in Note 4, “Las Vegas Strip Redevelopment.” In 2005, we formed a Pennsylvania limited partnership, in which we are the general partner and have an ownership interest of 90%, for the development of a potential Pennsylvania gaming operation. We consolidated the accounts and activity of the Pennsylvania limited partnership in our consolidated balance sheet at December 31, 2005 and in our consolidated statement of operations for the year ended December 31, 2005. As such, we have presented a minority interest for the amounts attributable to the minority partners, which were $0 as of and for the year ended December 31, 2005. We are also a 50% partner in a joint venture that owns a limited liability company that operates Borgata Hotel Casino and Spa in Atlantic City, New Jersey, which commenced operations on July 3, 2003. Investments in 50% or less owned subsidiaries over which we have the ability to exercise significant influence, including joint ventures such as Borgata, are accounted for using the equity method. All material intercompany accounts and transactions have been eliminated.

In January 2006, we entered into a 50/50 joint venture agreement associated with Echelon Place. See Note 11, “Commitments and Contingencies,” for more information.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with maturities of three months or less at their date of purchase. The carrying value of these investments approximates their fair value due to their short maturities.

Restricted Cash

Restricted cash consists primarily of customer payments related to advanced bookings with our Hawaiian travel agency and amounts on deposit for horse racing purses.

Accounts Receivable, net

Accounts receivable consist primarily of casino, hotel and other receivables, net of an allowance for doubtful accounts of $5.5 million and $6.1 million at December 31, 2005 and 2004, respectively. The allowance for doubtful accounts is estimated based upon our collection experience and the age of the receivables.

Inventories

Inventories consist primarily of food and beverage and retail items and are stated at the lower of cost or market. Cost is determined using the first-in, first-out and retail inventory methods.

Restricted Investments

Restricted investments consist primarily of customer payments related to advanced bookings with our Hawaiian travel agency that are invested generally in fixed income bonds. Investments are stated at fair value based on readily determinable market values using the specific identification method. We classify our investments as available-for-sale and record our investments at their fair market values. The unrealized gains or losses, net of income tax effects, of our restricted available-for-sale investments are reported as a component of accumulated other comprehensive income (losses). See Note 5, “Restricted Investments,” for more information.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or, for leasehold improvements, over the shorter of the asset’s useful life or life of the lease. Gains or losses on disposal of assets are recognized as incurred. Costs of major improvements are capitalized, while costs of normal repairs and maintenance are charged to expense as incurred.

Long-Lived Assets

We evaluate our long-lived assets in accordance with Statement of Financial Accounting Standards No. 144, or SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. For assets to be disposed of, we recognize the asset at the lower of carrying value or fair market value less costs of disposal, as estimated based on comparable asset sales, solicited offers, or a discounted cash flow model. For assets to be held and used, we review for impairment whenever indicators of impairment exist. We then compare the estimated future cash flows of the asset, on an undiscounted basis, to the carrying value of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then an impairment is recorded based on the fair value of the asset, typically measured using a discounted cash flow model. All recognized impairment losses, whether for assets to be disposed of or for assets to be held and used, are recorded as operating losses. See Note 4, “Las Vegas Strip Redevelopment” regarding the $56 million non-cash impairment loss recorded for the year ended December 31, 2005 related to our Stardust Resort and Casino. There were no such write-downs for the years ended December 31, 2004 or 2003.

Sam’s Town Tunica reported an operating loss of $5.6 million for the year ended December 31, 2005. Due to a history of operating losses at Sam’s Town Tunica, we continue to test the assets of Sam’s Town Tunica for recoverability pursuant to SFAS No. 144. The asset recoverability test requires estimating Sam’s Town Tunica’s undiscounted future cash flows and comparing that aggregate total to the property’s carrying value. As the property’s estimated undiscounted future cash flows exceed its carrying value, we do not believe Sam’s Town Tunica’s assets to be impaired at this time. However, we will continue to monitor the performance of Sam’s Town Tunica and, if necessary, continue to update our asset recoverability test under SFAS No. 144. If future asset recoverability tests indicate that the assets of Sam’s Town Tunica are impaired, we will be subject to a non-cash write-down of its assets which would have a material impact on our consolidated statement of operations.

Goodwill and Intangible Assets

Goodwill and indefinite-lived intangible assets are not subject to amortization, but are reviewed for impairment at least annually and between annual test dates in certain circumstances. In September 2004, new accounting literature was introduced related to impairment testing of indefinite-lived intangible assets. Refer to Note 8, “Intangible Assets and Goodwill” for additional information on its effect on our consolidated financial statements.

Capitalized Interest

Interest costs associated with major construction projects are capitalized. When no debt is incurred specifically for a project, interest is capitalized on amounts expended for the project using our weighted average cost of borrowing. Capitalization of interest ceases when the project or discernible portions of the project are substantially complete. We amortize capitalized interest over the estimated useful life of the related asset. Capitalized interest for the years ended December 31, 2005, 2004 and 2003 was $23 million, $5.5 million and $9.2 million, respectively.

Debt Issuance Costs

Debt issuance costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense over the expected terms of the related debt agreements.

Revenue and Promotional Allowances

Gaming revenue represents the net win from gaming activities, which is the difference between gaming wins and losses. The majority of our gaming revenue is counted in the form of cash, chips and tokens and therefore is not subject to any significant or complex estimation procedures. Gross revenues include the estimated retail value of rooms, food and beverage, and other goods and services provided to customers on a complimentary basis. Such amounts are then deducted as promotional allowances. The estimated costs and expenses of providing these promotional allowances are charged to the gaming department in the following amounts:

	Year ended December 31,
(In thousands)	2005	2004	2003
Room	$21,920	$19,260	$15,414
Food and beverage	130,666	103,100	74,227
Other	5,131	7,737	5,431

Total	$157,717	$130,097	$95,072

Promotional allowances also include incentives such as cash, goods and services (such as complimentary rooms and food and beverages) earned in our slot club and other gaming programs. We reward customers, through the use of loyalty programs, with points based on amounts wagered or won that can be redeemed for a specified period of time, principally for cash, and to a lesser extent for goods or services, depending upon the casino property. We record the estimated retail value of these goods and services as revenue and then deduct them as a promotional allowance. For the years ended December 31, 2005, 2004 and 2003, these incentives were $51 million, $41 million and $32 million, respectively.

Preopening Expenses

We expense certain costs of start-up activities as incurred. During the year ended December 31, 2005, we expensed $18.9 million in preopening costs, including $11.2 million related to South Coast Hotel and Casino, which opened in December 2005, and $3.5 million related to our Las Vegas Strip redevelopment project. The remaining expense incurred relates to various projects including the recently opened Blue Chip vessel and efforts to develop gaming activities in other jurisdictions. During the year ended December 31, 2004, we expensed $2.3 million in preopening costs, most of which related to our unsuccessful efforts to develop gaming activities in Nebraska.

Advertising Expense

Advertising costs are expensed the first time such advertising appears. Total advertising costs included in selling, general and administrative expenses on the accompanying consolidated statements of operations were $99 million, $87 million and $69 million, respectively, for the years ended December 31, 2005, 2004 and 2003.

Derivative Instruments and Other Comprehensive Income (Loss)

Generally accepted accounting principles, or GAAP, require all derivative instruments to be recognized on the balance sheet at fair value. Derivatives that are not designated as hedges for accounting purposes must be adjusted to fair value through income. If the derivative qualifies and is designated as a hedge, depending on the nature of the hedge, changes in its fair value will either be offset against the change in fair value of the hedged item through earnings or recognized in other comprehensive income (loss) until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings. During the three years in the period ended December 31, 2005, we utilized derivative instruments to manage risk on certain of our borrowings and to manage certain interest rate risk. In addition, Borgata, our joint venture, utilized derivative financial instruments to comply with the requirements of its bank credit agreement. For further information, see Note 10, “Derivative Instruments.”

Stock-Based Employee Compensation Plans

Through December 31, 2005, we accounted for employee stock options in accordance with Accounting Principles Board Opinion No. 25, or APB No. 25, Accounting for Stock Issued to Employees, and related Interpretations. For more information regarding the plans, see Note 14, “Stockholders’ Equity and Stock Incentive Plans.” No stock-based employee compensation cost is reflected in net income as all options granted under our plans had an exercise price equal to the market value of the common stock on the date of grant. The following table illustrates the effect on net income and net income per share if we had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation. The table also discloses the weighted-average assumptions used in estimating the fair value of each option grant on the date of grant using the Black-Scholes option pricing model and the estimated weighted-average fair value of the options granted.

	Year ended December 31,
(In thousands, except per share data)	2005	2004	2003
Income before cumulative effect
As reported	$161,049	$111,454	$40,933
Pro forma stock compensation expense, net of tax	13,513	6,982	10,144

Pro forma income before cumulative effect	$147,536	$104,472	$30,789

Basic income per share before cumulative effect
As reported	$1.82	$1.46	$0.64
Pro forma — basic	1.67	1.36	0.48
Diluted income per share before cumulative effect
As reported	$1.78	$1.42	$0.62
Pro forma — diluted	1.63	1.34	0.47
Net income
As reported	$144,610	$111,454	$40,933
Pro forma stock compensation expense, net of tax	13,513	6,982	10,144

Pro forma net income	$131,097	$104,472	$30,789

Basic net income per share
As reported	$1.63	$1.46	$0.64
Pro forma — basic	1.48	1.36	0.48
Diluted net income per share
As reported	$1.60	$1.42	$0.62
Pro forma — diluted	1.45	1.34	0.47
Weighted-average assumptions
Expected stock price volatility	38%	36%	58%
Risk-free interest rates	4.3%	3.3%	3.2%
Expected option lives (years)	4.2	4.4	6.8
Estimated fair value per share of options granted	$13.20	$10.86	$8.48

In 2006, we will account for our stock based employee compensation based upon SFAS 123R, Share-Based Payment. Refer to Recently Issued Accounting Standards below for additional information.

Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standards Board, or FASB, issued SFAS 123R, Share-Based Payment, which revised SFAS No. 123, Accounting for Stock-Based Compensation and superseded APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This statement requires public entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). This cost will be recognized over the period during which an employee is required to provide service in exchange for the award. This statement also addresses the accounting for the tax effects of share-based compensation awards. Pursuant to a Securities and Exchange Commission rule issued in April 2005, this statement is effective for us commencing on January 1, 2006. We are adopting this standard on that date using the modified prospective application. Under the modified prospective application, we will expense the cost of share-based compensation awards issued after January 1, 2006. Additionally, we will recognize compensation cost for the portion of awards outstanding on January 1, 2006 for which the requisite services have not been rendered over the periods the requisite services will be rendered after January 1, 2006. Based upon stock options outstanding at December 31, 2005, we estimate that for those options, we will record approximately $20 million in stock option expense for the year ending December 31, 2006. The amount of stock option expense to be recorded for each quarter is not pro-rata, but based upon certain factors, including the timing of the stock options vesting during each quarter. Any stock option grants in 2006 will increase our estimate of stock option expense to be recorded for the year.

In March 2005, the FASB issued Interpretation 47 (“FIN 47”), Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143. This interpretation clarified the term “conditional asset retirement obligation” and also clarified the requirement to recognize a liability for the fair value of such an obligation when incurred if the liability’s fair value can be reasonably estimated. The 2005 adoption of FIN 47 did not have a material impact on our consolidated financial statements.

In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections. This statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. Additionally, this statement provides guidance on recording and disclosing changes in accounting estimates. We will adopt this statement on January 1, 2006 and do not expect its adoption to have a material effect on our financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates incorporated into our consolidated financial statements include the estimated useful lives for depreciable and amortizable assets, the estimated allowance for doubtful accounts receivable, the estimated valuation allowance for deferred tax assets, estimated cash flows in assessing the recoverability of long-lived assets, goodwill and related intangible assets, stock option values for proforma information related to stock options, stock option expense to be recorded in future periods, estimated liabilities for our self-insured medical and workers compensation plans, slot bonus point programs, contingencies, and litigation, claims and assessments. Actual results could differ from those estimates.

Reclassifications

Certain prior period amounts in the consolidated financial statements have been reclassified to conform to the December 31, 2005 presentation. These reclassifications had no effect on our net income as previously reported.

NOTE 2. —ACQUISITIONS

On May 19, 2004, we acquired all of the outstanding limited and general partnership interests of the partnership that owns the Shreveport Hotel and Casino in Shreveport, Louisiana for approximately $197 million. After the acquisition, we renamed the property Sam’s Town Hotel and Casino and refer to the property as Sam’s Town Shreveport.

On July 1, 2004, we consummated a $1.3 billion merger with Coast Casinos, Inc., or Coast, pursuant to which Coast became a wholly-owned subsidiary of Boyd Gaming Corporation. The Coast stockholders received approximately $482 million in cash, and the Coast stock and option holders received approximately 19.4 million shares of our common stock. In connection with the merger, we refinanced substantially all of Coast’s debt.

The pro forma consolidated results of operations, as if both the Shreveport and Coast Casinos acquisitions had occurred on January 1, 2003, are as follows:

	Year ended December 31,
(in thousands, except per share data)	2004	2003
Pro Forma
Net revenues	$2,125,928	$2,022,687
Net income	127,092	89,362
Basic net income per common share	1.47	1.07
Diluted net income per common share	1.45	1.04

NOTE 3. — HURRICANE AND RELATED EXPENSES

Treasure Chest Casino. On August 27, 2005, Treasure Chest Casino in Kenner, Louisiana closed as a result of Hurricane Katrina. The property suffered minor damage from the hurricane. Treasure Chest reopened for business on October 10, 2005, with limited hours of operation and limited food and beverage outlets. We recorded approximately $8.0 million of expenses, primarily comprised of payroll, certain fixed expenses and repairs, for the 44 days of the property’s closure in 2005. These expenses are presented in “Hurricane and Related Expenses, net” on our accompanying consolidated statements of operations.

Delta Downs Racetrack Casino & Hotel. On September 22, 2005, Delta Downs Racetrack Casino & Hotel closed as a result of Hurricane Rita. Delta Downs reopened for business on November 3, 2005 with limited hours of operation and limited food and beverage outlets. Horse races at Delta Downs are scheduled to resume in April 2006. During the 42 days in 2005 that Delta Downs was closed, we incurred approximately $15.3 million of costs primarily relating to the write-off of damaged or destroyed fixed assets, payroll and certain fixed expenses. Through December 31, 2005, we have received insurance advances of $10.0 million for these items. We have recorded an insurance receivable of $4.3 million on the accompanying consolidated balance sheet at December 31, 2005 since we expect to receive insurance proceeds for a majority of these costs.

The following table presents information related to hurricane expenses and insurance receivables (in thousands):

	As of and for the Year Ended December 31, 2005
	Treasure Chest	Delta Downs	Other	Total
Net book value of damaged or destroyed fixed assets	$293	$7,000	$—	$7,293
Repairs and maintenance	219	159	—	378

Total property damage	512	7,159	—	7,671
Total post-closing expenses	7,468	8,154	294	15,916

Total hurricane and related costs	7,980	15,313	294	23,587
Insurance proceeds	—	(10,000)	—	(10,000)
Insurance receivables	—	(4,313)	—	(4,313)

Total hurricane and related expenses, net	$7,980	$1,000	$294	$9,274

Insurance Coverage Related to Hurricane Impacts at Treasure Chest and Delta Downs

Property Damage – Treasure Chest and Delta Downs. Insurance policies carried on both Treasure Chest and Delta Downs include coverage for replacement costs related to property damage with associated deductibles of $1 million and certain other limitations. Based upon the minor damage sustained at Treasure Chest from the hurricane, no insurance claim was made for property damage because the deductible was not met. We have submitted insurance claims for the property damage sustained by Delta Downs from the hurricane because the damage exceeded the related insurance deductible. In 2005, we received insurance advances totaling $10.0 million from our insurance carrier, approximately $6 million of which related to partial reimbursement for property damage. We can provide no assurance that additional property damage will not be discovered as repairs are made for both Treasure Chest and Delta Downs or that any additional property damage would be covered by insurance.

As discussed above, our insurance policy at Delta Downs covers replacement costs for property damage. Through December 31, 2005, we received insurance advances related to property damage at Delta Downs in an amount that approximated the net book value of assets damaged or destroyed, net of the $1 million deductible. However, the cost of rebuilding and repairing these assets is expected to exceed the net book value of such assets. We expect the hurricane reconstruction costs will range from $35 million to $40 million. Through December 31, 2005, we had incurred approximately $22 million of capital expenditures related to this reconstruction project, $1 million of which will not be reimbursed due to the associated deductible and approximately $15 million of which had not yet been reimbursed by insurance. Any further insurance advances or settlements related to property damage will be recorded as a gain on our consolidated statement of operations, when fully realized, as the insurance proceeds would then exceed the net book value of damaged or destroyed assets. In 2006, we have received additional insurance advances totaling $14.0 million, all of which related to partial reimbursement of property damage. We are working with our insurance company on the scope of our reconstruction project and can provide no assurance that we will receive full reimbursement for the total cost of our reconstruction project.

Business Interruption – Treasure Chest. Treasure Chest maintains business interruption insurance that covers lost profits and continuing normal operating expenses, up to a maximum amount of $10 million. This coverage pertains to business interruption due to civil authority, ingress/egress or off-premise utility interruption. Our insurance carrier has notified us that they are denying our business interruption claim. Therefore, we have not recorded a receivable from our insurance carrier for post-closing expenses as recovery of these amounts currently does not appear to be probable. We intend to vigorously pursue our claims under Treasure Chest’s insurance policy.

Business Interruption – Delta Downs. Delta Downs maintains business interruption insurance that covers lost profits and continuing normal operating expenses, up to a maximum of $1 million per day. Our insurance carrier has confirmed that Delta Downs is covered under the policy for these items due to the effects of the hurricane. As such, we have recorded an insurance receivable for post-closing expenses. As noted above, we received advances of $10.0 million from our insurance carrier in 2005, approximately $4 million of which related to partial reimbursement of post-closing expenses. At December 31, 2005, the insurance receivable balance related to post-closing expenses at Delta Downs was $4.3 million. Any recoveries for Delta Downs’ lost profits from the insurance carrier will be recorded on our consolidated statement of operations when fully realized. As of December 31, 2005, we had not received any such recoveries for lost profits related to Delta Downs.

Testing for Impairment Losses. Both Treasure Chest and Delta Downs have intangible license rights with indefinite lives and carrying values of approximately $76 million and $84 million, respectively, at December 31, 2005. We are required to perform an impairment test on such intangible assets as well as long-lived assets when a triggering event has occurred. We believe that the impact of the hurricanes is a triggering event and therefore, we performed impairment tests on the intangible license rights and long-lived assets at both properties. Our impairment tests were based upon estimated future cash flows from these properties. Based upon the results of the tests, no impairment was indicated for any of the assets tested.

NOTE 4. — LAS VEGAS STRIP REDEVELOPMENT

We are planning to redevelop the 63 acres we own on the Las Vegas Strip on which the Stardust Resort and Casino is currently located into Echelon Place. Plans for Echelon Place include a wholly-owned resort, casino and spa and additional hotel and retail joint ventures between us and strategic partners. For more information, see Note 11, “Commitments and Contingencies.”

Because we intend to redevelop the land on which Stardust is located and our plans include demolishing Stardust’s existing buildings and abandoning other related assets, we performed an impairment test for this property. Based upon the results of this test, we recorded a $56 million non-cash impairment loss for the year ended December 31, 2005 to write down the long-lived assets of the Stardust to their estimated fair value.

In connection with the planned closure and demolition of Stardust, we have reevaluated the estimated useful lives of the depreciable assets residing on the land associated with the redevelopment, including our corporate office building. We estimate that our depreciation expense in 2006 will be approximately $12 million greater than the depreciation expense under the originally assigned useful lives of these assets.

In connection with the Las Vegas Strip redevelopment plan, we anticipate that we will continue to operate the Stardust through 2006, after which we expect to close and demolish the property. In February 2006, we established and communicated our plan to provide one-time termination benefits to our Stardust employees. We currently estimate that the cost of these benefits will range from $7 million to $9 million and will be recorded as expenses over the required employee service period during 2006. At this time, the Company is unable to provide any further estimates regarding other amounts or charges to be incurred that will result from such exit or disposal activities related to the Stardust.

NOTE 5. — RESTRICTED INVESTMENTS

Pursuant to an investment policy related to customer payments for advanced bookings with our Hawaiian travel agency, we invest in certain financial instruments. Hawaiian regulations require us to maintain a separate charter tour client trust account solely for the purpose of the travel agency’s charter tour business. Our investment policy generally allows us to invest these restricted funds in investments with a maximum maturity of three years and with certain credit ratings as determined by specified rating agencies.

At December 31, 2005 and 2004, our restricted investments consist primarily of fixed income bonds maturing through November 2008 and November 2007, respectively. We have classified these investments as available for sale. The table below sets forth certain information about our restricted investments.

	Cost	Gross Unrealized		Market Value
(In thousands)		Gains	Losses
December 31, 2005	$9,773	$—	$(246)	$9,527

December 31, 2004	$10,555	$5	$(56)	$10,504

We have classified the portions of the fair market value of these restricted investments on our accompanying balance sheet based upon the maturities of the investments. Investments maturing in less than one year have been presented in prepaid expenses and other, while all other long-term investments have been presented in other assets. Net unrealized holding gains and losses have been recorded in other comprehensive income, net of taxes, on the accompanying consolidated balance sheets.

During the years ended December 31, 2005 and 2004, we sold certain of our restricted investments and recorded restricted cash proceeds of approximately $4.5 million and $1.1 million, respectively, which approximated our cost basis in these investments as determined by specific identification.

NOTE 6. — PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	Estimated Life (Years)	December 31,
(in thousands)		2005	2004
Land	—	$338,565	$287,726
Buildings and improvements	3—40	2,035,690	1,826,957
Furniture and equipment	3—10	697,697	684,066
Riverboats and barges	12—40	107,180	106,715
Construction in progress	—	305,506	214,947

Total		3,484,638	3,120,411
Less accumulated depreciation and amortization		750,153	843,344

Property and equipment, net		$2,734,485	$2,277,067

At December 31, 2005, we had several major projects in progress that are described below. The majority of the total expenditures for these projects as of December 31, 2005 are classified as construction in progress in the above table.

Blue Chip. In January 2006, we completed the expansion at Blue Chip Hotel and Casino that included the construction of a new boat that allowed us to expand our casino to 2,170 slot machines and 51 table games and now allows for the casino to be located on one floor. We also completed all of the reconfiguring and refurbishing of the existing pavilion.

South Coast Project. South Coast Hotel and Casino began operations in December. South Coast’s equestrian and events center and an exhibit hall opened in February 2006. South Coast’s second hotel tower, spa and fitness center and swimming pool area are expected to open in the second quarter of 2006.

In 2006, we announced our plans to develop Echelon Place. For more information, see Note 4, “Las Vegas Strip Redevelopment.”

NOTE 7. — INVESTMENT IN BORGATA AND OTHER UNCONSOLIDATED ENTITY

We and MGM MIRAGE, through wholly-owned subsidiaries, each have a 50% interest in Marina District Development Holding Co., LLC, or Holding Company. Holding Company owns all the equity interests in Marina District Development Company, LLC, d.b.a. Borgata Hotel Casino and Spa. On July 3, 2003, Borgata, located at Renaissance Pointe in Atlantic City, New Jersey, commenced operations. As the managing venturer, we are responsible for the day-to-day operations of Borgata, including the operation and improvement of the facility and business. Borgata employs a management team and full staff to perform these services for the property. We maintain the oversight responsibility for the operations, but do not directly operate Borgata. As such, we do not receive a management fee from Borgata. Borgata’s bank credit agreement is secured by substantially all of their real and personal property and is non-recourse to MGM MIRAGE and us.

Summarized financial information of Borgata is as follows (in thousands):

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

	December 31,
	2005	2004
Assets
Current assets	$110,355	$93,288
Property and equipment, net	1,013,744	961,737
Other assets, net	16,876	14,561

Total assets	$1,140,975	$1,069,586

Liabilities and Member Equity
Current maturities of long-term debt	$—	$2,000
Other current liabilities	109,296	74,457
Long-term debt, net	341,700	423,600
Fair value of derivative financial instruments	—	5,626
Other liabilities	11,872	4,162
Member equity	678,107	559,741

Total liabilities and member equity	$1,140,975	$1,069,586

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION

	Year ended December 31,
	2005	2004	2003
Gaming revenues	$696,965	$623,400	$258,270
Non-gaming revenues	247,740	228,881	101,589

Gross revenues	944,705	852,281	359,859
Less promotional allowances	180,722	175,862	68,445

Net revenues	763,983	676,419	291,414
Expenses	512,249	460,852	226,992
Depreciation and amortization	56,951	56,811	27,969
Preopening expenses	—	—	39,186
Loss on asset disposals	160	184	152

Operating income (loss)	194,623	158,572	(2,885)

Interest and other expense, net	(24,738)	(34,896)	(20,995)
Benefit from income taxes	1,303	9,789	3,487

Subtotal	(23,435)	(25,107)	(17,508)

Net income (loss)	$171,188	$133,465	$(20,393)

Our share of Borgata’s results has been included in our accompanying consolidated statements of operations for the following periods on the following lines:

	Year ended December 31,
(In thousands)	2005	2004	2003
Our share of Borgata’s operating income (loss)	$97,312	$79,286	$(1,442)
Net amortization expense related to our investment in Borgata	(1,298)	(1,321)	(468)

Our share of Borgata’s operating income (loss), as reported on consolidated statement of operations	$96,014	$77,965	$(1,910)

Our share of Borgata’s non-operating expenses, net	$(11,718)	$(12,554)	$(8,754)

Borgata Tax Credits. Based on New Jersey state income tax rules, Borgata is eligible for state tax credits, a significant portion of which are refundable, under the New Jersey New Jobs Investment Tax Credit (“New Jobs Tax Credit”) because Borgata made a qualified investment in a new business facility that created new jobs. The total estimated available net New Jobs Tax Credits are approximately $75 million over a five-year period, subject to certain annual conditions. Borgata began receiving refunds related to this tax credit in early 2005. As such, Borgata recorded approximately $23 million of net New Jobs Tax Credits in 2004, comprised of New Jobs Tax Credits generated from the years ended December 31, 2003 and 2004. Borgata has recorded approximately $18.7 million of net New Jobs Tax Credits in 2005. Borgata expects to generate net New Jobs Tax Credits for both of the years ending December 31, 2006 and 2007, of approximately $16.8 million per year. Borgata may be entitled to incremental New Jersey New Jobs Investment Tax Credits as a result of its expansion projects. Additionally, Borgata is eligible to receive tax credits in an amount equal to 50% of its New Jersey Adjusted Net Profits Tax (“ANP Tax”), subject to capital expenditure requirements, for the state’s fiscal years ending June 30, 2004 through 2006. For the years ended December 31, 2005 and 2004, Borgata recorded approximately $1.9 million and $2.9 million, respectively, of ANP Tax credits.

The following table reconciles our investment in Borgata.

	December 31,
(In thousands)	2005	2004
Cash contributions	$254,157	$254,157
Accumulated amortization of 50% of our unilateral equity contribution	(770)	(385)
Deferred gain on sale of asset to Borgata, net	(405)	(429)
Capitalized interest, net	35,090	36,026
Equity income	129,638	44,044
Distributed earnings	(29,338)	—
Equity comprehensive loss	—	(2,927)

Net investment in Borgata	$388,372	$330,486

Our net investment in Borgata differs from our share of the underlying equity at Borgata. In 2004, pursuant to an agreement with MGM MIRAGE related to the funding of Borgata’s project costs, we made a unilateral capital contribution to Borgata of approximately $31 million. We are ratably amortizing $15.4 million (50% of the unilateral contribution which corresponds to our ownership percentage of Borgata) over 40 years. Also, during Borgata’s initial development, construction and preopening phases, we capitalized interest on our investment and are ratably amortizing our capitalized interest over 40 years. Additionally, we are ratably accreting a deferred gain related to the sale of our airplane to Borgata over the plane’s remaining useful life.

Borgata Expansions. Borgata is in the process of a $200 million expansion to add both gaming and non-gaming amenities, including additional slot machines, table games, poker tables, restaurants and a nightclub. This public space expansion is expected to be completed in the second quarter of 2006. In addition to this expansion, Borgata recently began construction on a $325 million project that will add a second hotel tower, space and additional meeting room space during the fourth quarter of 2007. Borgata expects to finance the expansions from Borgata’s cash flow from operations and from Borgata’s recently amended bank credit agreement. We do not expect to make further capital contributions to Borgata for these projects.

Borgata Distributions. Borgata began distributions of its earnings to us in 2005 and distributed a total of $29 million in 2005. Both the joint venture agreement related to Borgata and Borgata’s bank credit agreement allow for certain limited distributions to be made to its partners. In February 2006, Borgata amended its bank credit agreement, which increased the amount of allowable distributions to us. Borgata has significant uses for its cash flows, including maintenance and expansion capital expenditures, interest payments, state income taxes and debt principal payments. Borgata’s cash flows are primarily used for its business needs and are not generally available (except to the extent dividends are allowed to be paid to us) to service our indebtedness.

Other Unconsolidated Entity. We also have a one-third investment in Tunica Golf Course, L.L.C. (d.b.a. River Bend Links) located in Tunica, Mississippi. We account for our share of the golf course’s net loss under the equity method of accounting. At December 31, 2005 and 2004, our net investment in and advances to the golf course was $0.8 million and $1.0 million, respectively, and are presented in other assets on the accompanying consolidated balance sheets.

NOTE 8. — INTANGIBLE ASSETS AND GOODWILL

During 2004, we acquired Sam’s Town Shreveport and Coast Casinos (see Note 2). In connection with those transactions, we recorded significant amounts of intangible assets and goodwill during that are included in the tables below. In 2005, as further described below, we wrote down Delta Downs license rights by $25.4 million.

Intangible assets consist of the following:

	December 31,
(In thousands)	2005	2004
Par-A-Dice license rights	$121,053	$121,053
Treasure Chest license rights	85,316	85,316
Blue Chip license rights	166,795	166,795
Delta Downs license rights	84,000	109,443
Sam’s Town Shreveport license rights	28,900	28,900
Sam’s Town Shreveport customer list	100	100
Coast Casinos trademarks	54,400	54,400
Coast Casinos customer list	350	350

Total intangible assets	540,914	566,357
Less accumulated amortization	34,076	34,006

Intangible assets, net	$506,838	$532,351

License rights are intangible assets acquired from the purchase of gaming entities that are located in gaming jurisdictions where competition is limited, such as when only a limited number of gaming operators are allowed to operate. License rights and trademarks are not subject to amortization as we have determined that they have an indefinite useful life.

Customer lists are being ratably amortized over a five-year period. For the years ended December 31, 2005 and 2004, amortization expense for the customer lists was less than $0.1 million. For each year in the period ending December 31, 2009, amortization expense related to the customer lists is expected to be approximately $0.1 million, at which time the assets are expected to be fully amortized.

In September 2004, the Emerging Issues Task Force, or EITF, of the FASB issued EITF D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill, which requires the application of the direct value method for intangible assets acquired in business combinations completed after September 29, 2004. In addition, EITF D-108 requires companies that have applied the residual method to the valuation of intangible assets acquired prior to such date for purposes of impairment testing to perform an impairment test using the direct value method beginning with their fiscal year beginning after December 15, 2004. Impairments of intangible assets recognized upon application of a direct value method should be reported as a cumulative effect of a change in accounting principle.

We have utilized a residual cash flow methodology in performing our annual impairment tests for all of our indefinite-lived intangible assets acquired prior to 2004. For the transition testing in 2005 as well as annually thereafter, we intend to utilize the direct value method to perform our impairment tests on such indefinite-lived intangible assets. Effective January 1, 2005, we completed this transition testing for all our intangible license rights and determined that the fair value of our Delta Downs intangible license rights was less than its book value. Accordingly, for the year ended December 31, 2005, we recorded a non-cash charge of $25.4 million, $16.4 million, net of taxes, to reduce the balance of this asset to its fair value. This charge has been reflected as a cumulative effect of a change in accounting principle, net of taxes, in the accompanying consolidated statement of operations.

Goodwill represents the excess of total acquisition costs over the fair market value of net assets acquired in a business combination and consists of the following:

	December 31,
(In thousands)	2005	2004
Coast Casinos goodwill	$381,024	$381,024
Sam’s Town Shreveport goodwill	22,319	22,319
Other	6,997	6,997

Total goodwill	410,340	410,340
Less accumulated amortization	6,134	6,134

Goodwill, net	$404,206	$404,206

Goodwill and indefinite-lived assets must be reviewed for impairment at least annually and between annual test dates in certain circumstances. We perform our annual impairment test for goodwill and indefinite-lived assets in the second quarter of each year. No impairments were indicated as a result of the annual impairment reviews for goodwill and indefinite-lived assets for 2005, 2004 or 2003. During 2005, we performed impairment tests on our license rights at Treasure Chest and Delta Downs pursuant to triggering events related to hurricanes. For more information, see Note 3, “Hurricane and Related Expenses.”

NOTE 9. — LONG-TERM DEBT

Long-term debt consists of the following:

	December 31,
(In thousands)	2005	2004
Bank Credit Facility	$1,626,800	$1,180,000
6.75% Senior Subordinated Notes due 2014	350,000	350,000
7.75% Senior Subordinated Notes due 2012	300,000	300,000
8.75% Senior Subordinated Notes due 2012	250,000	250,000
9.25% Senior Notes due 2009	—	200,000
Other	30,235	30,917

Total long-term debt	2,557,035	2,310,917
Less current maturities	(5,729)	(5,682)
Market value adjustment related to interest rate swaps	1,489	(892)

Total	$2,552,795	$2,304,343

In connection with our fair value hedging transactions (see Note 10, “Derivative Instruments”), as of December 31, 2005 we increased and as of December 31, 2004, we reduced, the carrying value of certain of our long-term debt by $1.5 million and $0.9 million, respectively, and also recorded corresponding assets and/or liabilities on the accompanying consolidated balance sheet, representing the fair market values of our derivative instruments at those dates.

Bank Credit Facility. On July 1, 2004 and concurrent with the consummation of the merger with Coast Casinos, Inc., the $1.6 billion bank credit facility (the “Bank Credit Facility”) among Boyd Gaming, Bank of America, N.A and certain other financial institutions became effective. The Bank Credit Facility replaced our old bank credit facility, and as such, we recorded a $4.3 million non-cash loss on early retirement of debt for the year ended December 31, 2004 for the write-off of unamortized debt fees associated with our old bank credit facility.

On June 30, 2005, we entered into a First Amendment to Credit Agreement which amended certain terms of our bank credit facility. Among other changes, the amendment increased the revolving portion of the existing bank credit facility by $250 million and extended the maturity date of the revolving portion of the bank credit facility by one year. The amendment did not change the amount or maturity date of the term loan portion of the bank credit facility.

The Bank Credit Facility consists of a $1.35 billion revolving credit facility and a $500 million term loan. The revolving credit facility matures in June 2010 and the term loan matures in June 2011. The term loan is required to be repaid in increments of $1.25 million per quarter that began on September 30, 2004 and will continue through March 31, 2011. Amounts repaid under the term loan may not be reborrowed. The interest rate on the term loan is based upon either the agent bank’s quoted base rate or the eurodollar rate, plus a fixed margin. The interest rate on the revolving credit facility is based upon either the agent bank’s quoted base rate or the eurodollar rate, plus an applicable margin that is determined by the level of a predefined financial leverage ratio. In addition, we incur commitment fees on the unused portion of the revolving credit facility that ranges from 0.25% to 0.50% per annum. The Bank Credit Facility is secured by substantially all of Boyd Gaming’s real and personal property (other than stock and other equity interests), including each of its wholly-owned casino properties.

The blended interest rates for outstanding borrowings under the bank credit facility at December 31, 2005 and 2004 were 5.7% and 4.2%, respectively. At December 31, 2005, approximately $493 million was outstanding under the term loan, $1.134 billion was outstanding under our revolving credit facility, and $53.8 million was allocated to support various letters of credit, leaving availability under the Bank Credit Facility of approximately $162 million.

The Bank Credit Facility contains certain financial and other covenants, including, without limitation, various covenants (i) requiring the maintenance of a fixed charge coverage ratio, (ii) establishing a maximum permitted total leverage ratio and senior leverage ratio, (iii) imposing limitations on the incurrence of additional secured indebtedness and (iv) imposing restrictions on investments, dividends and certain other payments. We believe we are in compliance with the Bank Credit Facility covenants as of December 31, 2005.

6.75% Senior Subordinated Notes due April 2014. On April 15, 2004, we issued, through a private placement, $350 million principal amount of 6.75% senior subordinated notes due April 2014. In July 2004, all but $50,000 in aggregate principal amount of these notes were exchanged for substantially similar notes that were registered with the Securities and Exchange Commission. The notes require semi-annual interest payments on April 15 and October 15 of each year, beginning in October 2004 and continuing through April 2014, at which time the entire principal balance becomes due and payable. The notes contain certain restrictive covenants regarding, among other things, incurrence of debt, sales of assets, mergers and consolidations and limitations on restricted payments (as defined in the indenture governing the notes). We believe we are in compliance with these covenants as of December 31, 2005. At any time prior to April 15, 2007, we may redeem up to 35% of the aggregate principal amount of the outstanding notes with the net proceeds from equity offerings at a redemption price of 106.75% of the principal amount, plus accrued and unpaid interest, subject to certain conditions. On or after April 15, 2009, we may redeem all or a portion of the notes at redemption prices (expressed as percentages of the principal amount) ranging from 103.375% in 2009 to 100% in 2012 and thereafter, plus accrued and unpaid interest.

7.75% Senior Subordinated Notes due December 2012. On December 30, 2002, we issued $300 million principal amount of 7.75% senior subordinated notes due December 2012. The notes require semi-annual interest payments on June 15th and December 15th of each year that began in June 2003 and will continue through December 2012, at which time the entire principal balance becomes due and payable. The notes contain certain restrictive covenants regarding, among other things, incurrence of debt, sales of assets, mergers and consolidations and limitations on restricted payments (as defined in the indenture governing the notes). We believe we are in compliance with these covenants as of December 31, 2005. On or after December 15, 2007, we may redeem all or a portion of the exchange notes at redemption prices ranging from 103.875% in 2007 to 100% in 2010 and thereafter.

8.75% Senior Subordinated Notes due April 2012. On April 8, 2002, we issued $250 million principal amount of 8.75% senior subordinated notes due April 2012. The notes require semi-annual interest payments on April 15th and October 15th of each year through April 2012, at which time the entire principal balance becomes due and payable. The notes contain certain restrictive covenants regarding, among other things, incurrence of debt, sales of assets, mergers and consolidations and limitations on restricted payments (as defined in the indenture governing the notes). We believe we are in compliance with these covenants as of December 31, 2005. On or after April 15, 2007, we may redeem all or a portion of the notes at redemption prices ranging from 104.375% in 2007 to 100% in 2010 and thereafter.

9.25% Senior Notes Originally due August 2009. On August 1, 2005, we redeemed all $200 million principal amount of our 9.25% senior notes originally due in 2009 at a redemption price of $1.046.25 per $1,000.00 principal amount of notes. The redemption was funded by availability under our bank credit facility. A loss on early retirement of debt of $17.5 million, comprised of the premium related to the call for redemption of these notes, unamortized deferred loan costs for the notes and the notes’ market adjustments from fair value hedges, was recorded on our consolidated statement of operations during 2005.

Other Debt. In November 2004, in connection with the acquisition of certain real estate, we assumed a mortgage with a balance of $15.8 million that is secured by the real property. The mortgage bears interest at the rate of 8.8% per annum. The mortgage is payable in equal monthly installments of principal and interest through May 1, 2007, when the remaining balance becomes due and payable. In February 2003, we issued a note in the amount of $16 million to finance the purchase of a company airplane. The note bears interest at the rate of 5.7% per annum. The note is payable in 120 equal monthly installments of principal and interest until March 2013, when the remaining balance becomes due and payable. The note is secured by the airplane.

Subsequent Event. On January 30, 2006, we issued $250 million principal amount of 7.125% senior subordinated notes due February 2016. The net proceeds of this debt issuance were approximately $246 million which was used to repay a portion of the outstanding borrowings under our bank credit facility. The notes require semi-annual interest payments on February 1st and August 1st of each year beginning in August 2006 and continuing through February 2016, at which time the entire principal balance becomes due and payable. The notes contain certain restrictive covenants regarding, among other things, incurrence of debt, sales of assets, mergers and consolidations and limitations on restricted payments (as defined in the indenture governing the notes). At any time prior to February 1, 2009, we may redeem up to 35% of the aggregate principal amount of the outstanding notes with the net proceeds from one or more public equity offerings at a redemption price of 107.125% of the principal amount, plus accrued and unpaid interest, subject to certain conditions. On or after February 1, 2011, we may redeem all or a portion of the notes at redemption prices ranging from 103.563% in 2011 to 100% in 2014 and thereafter.

The estimated fair value of our long-term debt at December 31, 2005 was approximately $2.6 billion, versus its book value of $2.6 billion. The estimated fair value of our long-term debt at December 31, 2004 was approximately $2.4 billion, versus its book value of $2.3 billion. The estimated fair value amounts were based on quoted market prices on or about December 31, 2005 and 2004 for our debt securities that are traded. For the debt securities that are not traded, fair value was based on book value due primarily to the short maturities of the debt components.

The scheduled maturities of long-term debt for the years ending December 31 are as follows:

(In thousands)
2006	$5,729
2007	20,896
2008	5,582
2009	5,616
2010	1,139,952
Thereafter	1,379,260

Total	$2,557,035

NOTE 10. — DERIVATIVE INSTRUMENTS

We utilize derivative instruments to manage certain interest rate risk. The net effect of our interest rate swaps resulted in a reduction in interest expense of $0.6 million, $5.1 million and $4.8 million, respectively, as compared to the contractual rate of the underlying hedged debt for the years ended December 31, 2005, 2004 and 2003.

Fixed-to-Floating Interest Rate Swaps. During 2005, we paid a total of $4.7 million to terminate four fixed-to-floating interest rate swaps with a total notional amount of $200 million. At December 31, 2005, the total notional amount of the remaining fixed-to-floating interest rate swap was $50 million. This interest rate swap converts a portion of our fixed-rate debt to a floating rate. The variable interest rate on this swap is set in arrears. As such, we estimate the variable rate based upon the prevailing interest rates and the implied forward rates in the yield curve. This variable rate estimate is used to record the effect of the swap until the variable rate is set, at which time any further adjustments between our estimate and the actual rate are recorded. At December 31, 2005, we estimated the floating rate to be 7.5% and our fixed rate was 8.8%.

The interest rate swap that converts a portion of our fixed-rate debt to a floating rate is designated as a fair value hedge and qualifies for the “shortcut” method allowed under GAAP, which allows for an assumption of no ineffectiveness. Thus, there is no income statement impact from changes in the fair value of this hedging instrument. Instead, the fair value of this instrument is recorded as an asset or liability on our consolidated balance sheet with an offsetting adjustment to the carrying value of the related debt. As such, we recorded an asset of $1.5 million and $2.9 million as of December 31, 2005 and 2004, respectively, in other assets and a $3.8 million liability in other long-term liabilities as of December 31, 2004 on our accompanying consolidated balance sheets, representing the fair market values of the swaps at those dates.

Floating-to-Fixed Interest Rate Swaps. In June 2005, we entered into four new swaps with a total notional amount of $200 million. These swaps convert the eurodollar-based interest rate on a portion of our floating rate debt to a fixed rate and qualify as cash flow hedges. At December 31, 2005, these swaps had a weighted average fixed rate of 4.1% and a floating rate of 4.0%. At December 31, 2005, we recorded an asset of $5.4 million in other assets on the accompanying consolidated balance sheet, representing the fair market values of these swaps. The offsetting entry for these swap values was an increase to other comprehensive income of $3.3 million, net of $2.1 million in taxes, for the year ended December 31, 2005, as these cash flow hedges were deemed to be effective.

Interest Rate Collars. In August 2005, we paid $0.6 million to enter into two interest rate collars with a total notional amount of $100 million. These collars are designated as cash flow hedges and limit the eurodollar-based interest rate between 5.3% and 3.5% on a portion of our floating rate debt. At December 31, 2005, we recorded an asset of $0.7 million in other assets on the accompanying consolidated balance sheet. Less than $0.1 million was recorded in the consolidated statement of operations for the year ended December 31, 2005, representing the ineffective portion of the collars during the period.

We are exposed to credit loss in the event of nonperformance by the counterparties to the interest rate swap agreements. However, we believe that this risk is minimized because we monitor the credit ratings of the counterparties to the agreements. If we had terminated our swaps as of December 31, 2005, we would have been entitled to receive a total of $7.6 million based on the fair values of the derivatives.

Borgata Derivative Instruments. In addition, Borgata, our joint venture, utilized derivative financial instruments designated as cash flow hedges, the last of which expired in December 2005. The following table reports our share of the effects of Borgata’s derivative instruments for the periods indicated. Our share of the increase or decrease in fair value of certain financial instruments related to hedges deemed to be ineffective is reported on our accompanying consolidated statements of operations. Our share of the increase or decrease in fair value of certain financial instruments related to hedges deemed to be effective is reported in other comprehensive income on the accompanying consolidated balance sheets.

	Year ended December 31,
(In thousands)	2005	2004	2003
Net gain (loss) on derivative instruments due to ineffectiveness in certain hedges
Reported during preopening stage and included in operating loss from Borgata	$—	$—	$(309)
Reported during operating stage and included in non-operating expense from Borgata	(404)	111	350

Derivative instruments market adjustment	$2,927	$4,643	$4,192
Tax effect of derivative instruments market adjustment	1,044	1,655	1,532
Net derivative instruments market adjustment	$1,883	$2,988	$2,660

NOTE 11. — COMMITMENTS AND CONTINGENCIES

Leases

In connection with the July 1, 2004 merger with Coast Casinos, we assumed certain land leases. The Orleans is situated on approximately 77 acres of leased land. The lease had an effective commencement date of October 1, 1995, an initial term of 50 years, and includes an option, exercisable by us, to extend the initial term for an additional 25 years. The lease currently provides for monthly rental payments of $0.2 million through February 2006 and $0.3 million during the 60-month period thereafter. In March 2011, annual rental payments will increase in a compounding basis at a rate of 3.0% per annum. In addition, we have an option to purchase the real property during the two-year period commencing in February 2016.

Suncoast is situated on approximately 49 acres of leased land. The initial term of the land lease expires in December 2055. The lease contains three options to extend the term of the lease for 10 years each. The lease provides for monthly rental payments of approximately $0.2 million in 2004 that increases slightly each year. The landlord has the option to require us to purchase the property at the end of 2014 and each year-end through 2018, at the fair market value of the real property at the time the landlord exercises the option, subject to certain pricing limitations. Based on the terms of the lease, the potential purchase price commitment ranges from approximately $31 million to approximately $51 million in the years 2014 through 2018. If we do not purchase the property if and when required, we would be in default of the lease agreement.

In addition, we have other land leases related primarily to California, Fremont, The Orleans, Suncoast, Sam’s Town Tunica, Treasure Chest and Sam’s Town Shreveport. Future minimum lease payments required under noncancelable operating leases (primarily for land leases) as of December 31, 2005 are as follows:

(In thousands)
2006	$16,507
2007	13,694
2008	12,019
2009	10,584
2010	8,872
Thereafter	473,183

Total	$534,859

Rent expense for the years ended December 31, 2005, 2004 and 2003 was $32 million, $16.7 million and $8.5 million, respectively, and is included in selling, general and administrative expenses on the consolidated statements of operations.

Other Commitments

State of Illinois Wagering Tax. In 2005, the Illinois legislature passed new legislation for wagering taxes that imposes a minimum wagering tax for casinos for the next two state-based fiscal years ending June 30, 2007. Under these minimum wagering tax provisions, during each of the State’s fiscal years ending June 30, 2006 and 2007, Par-A-Dice will be required to remit to the State the amount, if any, by which $43 million exceeds the wagering taxes actually paid by Par-A-Dice during each of those fiscal years. The payments, if any, are required by each of June 15, 2006 and 2007. Effective July 1, 2005, we incorporated this minimum payment provision into the effective gaming tax rate for Par-A-Dice.

Treasure Chest. We are required to pay to the City of Kenner, Louisiana, a boarding fee of $2.50 for each passenger boarding our Treasure Chest riverboat casino during the year. The future minimum payment due in 2006 to the City of Kenner, based upon a portion of actual passenger counts from the prior year, is approximately $3.5 million.

Pennsylvania. In conjunction with the limited partnership formed for our development project in Pennsylvania, in which are the general partner and have an ownership interest of 90%, we made a commitment to contribute capital of $50 million to the partnership if we are selected to receive a gaming license from the Pennsylvania Gaming Control Board. As of December 31, 2005, we had contributed approximately $26 million to the partnership in order for the partnership to purchase land in Pennsylvania. Additionally, we posted a $50 million letter of credit in December 2005 in connection with our application for the gaming license.

As discussed above, we purchased land located in Pennsylvania for the development of a potential casino resort. We paid approximately $26 million and issued a $6.3 million contingent promissory note for the land acquisition. The contingent note does not bear interest and becomes payable if the Pennsylvania Gaming Control Board issues a gaming license permitting gambling on the site, subject to certain conditions. Should a gaming license be issued for our site, we will record the note payable and increase the historical cost of the land on our consolidated balance sheet.

Echelon Place. In 2006, we announced that we plan to redevelop the 63-acres we own on the Las Vegas Strip on which the Stardust Resort and Casino is located into Echelon Place. Plans for Echelon Place include a wholly-owned resort hotel, casino and spa and additional hotel and retail joint ventures between us and strategic partners. In 2006, we entered into a 50/50 joint venture agreement with a subsidiary of Morgans Hotel Group Co., or Morgans, as part of the development for Echelon Place. In conjunction with this joint venture agreement, we expect to contribute approximately 6.5 acres of land and Morgans will contribute approximately $97.5 million to the venture, and that the venture will arrange non-recourse project financing to develop two hotel properties.

Contingencies

Copeland. Alvin C. Copeland is the sole shareholder of an entity that applied in 1993 for a riverboat license at the location of our Treasure Chest Casino. Copeland was unsuccessful in the application process and has made several attempts to have the Treasure Chest license revoked and awarded to his company. In 1999, Copeland filed a direct action against Treasure Chest and certain other parties seeking the revocation of Treasure Chest’s license, an award of the license to him and monetary damages. The suit was dismissed by the trial court citing that Copeland failed to state a claim on which relief could be granted. The dismissal was appealed by Copeland to the Louisiana First Circuit Court of Appeal. On June 21, 2002, the First Circuit Court of Appeal reversed the trial court’s decision and remanded the matter to the trial court. On January 14, 2003, we filed a motion to dismiss the matter and that motion was denied. The Court of Appeal refused to reverse the denial of the motion to dismiss. In May 2004, we filed additional motions to dismiss on other grounds, which motions are currently pending. It is not possible to determine the likely date of trial, if any, at this time. We intend to vigorously defend the lawsuit. If this matter ultimately results in the Treasure Chest license being revoked, it would have a significant adverse effect on our business, financial condition and results of operations.

Collective Bargaining Issue. On January 11, 2006, the parties described below entered into a memorandum of agreement to settle the outstanding claims described below. Pursuant to this agreement, among other things, the Union agreed to withdraw the outstanding litigation against us, and we agreed to withdraw the unfair labor practice charges that we previously brought against the Union. By order filed on January 23, 2006, based on a stipulation of the parties, the Court dismissed the action with each party bearing its own fees and costs.

Immediately after the merger of Coast Casinos, Inc. with Boyd Gaming Corporation (“Boyd”), the Local Joint Executive Board of Las Vegas (Culinary Union and Bartenders Union) (“the Union”) demanded that its collective bargaining agreement (“CBA”) with Mare-Bear, Inc. d.b.a. Stardust Resort and Casino (“Stardust CBA”), be extended to the Coast’s Barbary Coast Hotel and Casino, which has a current and different CBA with the Union, and also to other Coast properties: Gold Coast, The Orleans and Suncoast. This demand was based on a “neutrality agreement” and other provisions of the Stardust CBA. This demand of the Union was rejected. On August 12, 2004, the Union filed a lawsuit in the U. S. District Court for the District of Nevada against Boyd and Mare-Bear, Inc., seeking to compel arbitration of alleged violations of the Stardust neutrality agreement. On September 1, 2004, Boyd filed a motion to dismiss the Union’s lawsuit as to Boyd. Mare-Bear filed an answer to the complaint on September 2, 2004. On September 23, 2004, Boyd, Coast Casinos, Inc. and its subsidiary, Coast Hotels and Casinos, Inc., filed a complaint for declaratory relief in the U. S. District Court against the Union, seeking a judgment that the Barbary Coast CBA continued in effect and was binding upon Boyd, the Barbary Coast and the Union. On December 15, 2004, a judgment for declaratory relief was granted on behalf of Boyd and the Barbary Coast, affirming that the Barbary Coast CBA remains in effect and is binding on Boyd, the Barbary Coast and the Union. On December 22, 2004, Boyd filed unfair labor practice charges against the Union with the National Labor Relations Board (“NLRB”), alleging that the Union’s lawsuit was filed for an illegal purpose and that the provisions of the Stardust agreement on which the Union relies are unlawful. Coast Hotels and Casinos, Inc. also filed similar unfair labor practice charges against the Union with the NLRB on December 22, 2004. On February 8, 2005, Boyd filed additional unfair labor practice charges against the Union with the NLRB, challenging the legality of the Stardust neutrality agreement. Boyd and Mare-Bear were granted a protective order by the U. S. District Court, staying discovery sought by the Union, pending the Court’s ruling on Boyd’s motion to dismiss.

We are also parties to various legal proceedings arising in the ordinary course of business. We believe that, except for the matters discussed above, all pending claims, if adversely decided, would not have a material adverse effect on our business, financial position or results of operations.

NOTE 12. — EMPLOYEE BENEFIT PLANS

We contribute to multi-employer pension plans under various union agreements. Contributions, based on wages paid to covered employees, totaled approximately $2.5 million, $2.5 million and $2.1 million, respectively, for the years ended December 31, 2005, 2004 and 2003. Our share of the unfunded liability related to multi-employer plans, if any, is not determinable.

We have retirement savings plans under Section 401(k) of the Internal Revenue Code covering our non-union employees. The plans allow employees to defer up to the lesser of the Internal Revenue Code prescribed maximum amount or 100% of their income on a pre-tax basis through contributions to the plans. We expensed our voluntary contributions to the 401(k) profit-sharing plans and trusts of $10.5 million, $7.9 million and $5.2 million for the years ended December 31, 2005, 2004 and 2003, respectively.

NOTE 13. — INCOME TAXES

A summary of the provision for income taxes is as follows:

	Year ended December 31,
(In thousands)	2005	2004	2003
Current
Federal	$92,287	$19,925	$(10,823)
State	1,032	27,400	2,479

	93,319	47,325	(8,344)

Deferred
Federal	(8,357)	40,127	32,554
State	(912)	(11,807)	672

	(9,269)	28,320	33,226

Total provision before cumulative effect of a change in accounting principle	$84,050	$75,645	$24,882

Income tax expense (benefit) included in the financial statements
Provision before cumulative effect of a change in accounting principle	$84,050	$75,645	$24,882
Tax benefit from cumulative effect of a change in accounting principle	(8,984)	—	—

Total	$75,066	$75,645	$24,882

The following table provides a reconciliation between the federal statutory rate and the effective income tax rate from continuing operations where both are expressed as a percentage of income.

	December 31,
	2005	2004	2003
Tax provision at statutory rate	35.0%	35.0%	35.0%
Increase (decrease) resulting from:
State income tax, net of federal benefit	0.0	5.4	3.1
Other, net	(0.7)	(0.0)	(0.3)

Total	34.3%	40.4%	37.8%

The tax items comprising our net deferred tax liability are as follows:

	December 31,
(In thousands)	2005	2004
Deferred tax liabilities:
Difference between book and tax basis of property	$231,432	$252,686
Difference between book and tax basis of intangible assets	78,833	82,039
State tax liability, net of federal effect	13,493	11,076
Reserve differential for gaming activities	3,077	3,282
Prepaid services and supplies	2,203	1,255
Derivative instruments market adjustment	2,071	—
Other	1,868	1,316

Gross deferred tax liabilities	332,977	351,654

Deferred tax assets:
Reserve for employee benefits	9,491	8,820
State net operating loss carryforwards, net of federal effect	4,975	2,322
Provision for doubtful accounts	3,115	3,464
Preopening expenses	3,050	2,637
Tax credit carryforward	—	4,384
Derivative instruments market adjustment	—	1,062
Other	393	263

Gross deferred tax assets	21,024	22,952
Valuation allowance	(1,881)	(253)

Deferred tax assets, net of valuation allowance	19,143	22,699

Net deferred tax liabilities	$313,834	$328,955

The items comprising our deferred income taxes and other liabilities as presented on the consolidated balance sheets are as follows:

	December 31,
(In thousands)	2005	2004
Net deferred tax liabilities	$313,834	$328,955
Current deferred tax asset separately presented	2,683	4,711
Other long-term liabilities	17,829	14,949

Total of long-term deferred income taxes and other liabilities	$334,346	$348,615

While we are not under any current Internal Revenue Service examination, our tax returns filed for 2002 and later years may be selected for examination. Our acquired subsidiary, Coast Casino, Inc., is currently under examination for the years ended December 31, 2002 and 2003 and the six month period ended July 1, 2004, the date of our acquisition.

We are currently under examination for various state income and franchise tax matters. Based on our current expectations for the final resolutions of these matters, we believe that we will have adequately reserved for any tax liability. However, the ultimate resolution of these examinations may result in an outcome that is different from our current expectation. We do not believe the resolution of these examinations will have a material impact on our consolidated financial statements.

As of December 31, 2005, we have state net operating loss carryforwards of approximately $94 million, primarily in the states of Indiana and Louisiana, to reduce future state income taxes. The net operating losses will expire at various dates from December 31, 2011 to December 31, 2025 if not fully utilized. A valuation allowance has been recorded to reflect state net operating losses which are not presently expected to be realized. Certain state net operating losses arising from stock option exercises will result in approximately $1.9 million of additional paid in capital, if realized.

The provision for 2005 includes a net tax benefit of $1.5 million for a tax retention credit related to the hurricanes.

In 2003, we received a proposed assessment from the Indiana Department of Revenue based upon its position that our Indiana gaming revenue tax is not deductible for Indiana state income tax purposes. An unrelated third party had been litigating the issue in the Indiana Tax Court for several years under a similar fact pattern. Due to the uncertainty of the outcome of the Tax Court litigation, we had been accruing a portion of the proposed assessment and our estimate of potential future assessments based on our estimate of the probability of loss. On April 19, 2004, the Indiana Tax Court ruled against the third party. On September 28, 2004, the Indiana Supreme Court denied the third party’s petition for review, affirming the Tax Court’s earlier decision.

After the April 2004 ruling, we determined that it was probable that we had incurred a liability for the entire assessment and estimated future assessments and have recorded the related remaining amounts. As such, we recorded a $5.7 million charge, net of federal income tax benefit, to our income tax provision during 2004. As of December 31, 2004, we have settled all outstanding tax assessments related to this issue.

NOTE 14. — STOCKHOLDERS’ EQUITY AND STOCK INCENTIVE PLANS

Stock Options

As of December 31, 2005, we had two stock option plans in effect, both of which have been approved by our shareholders. Stock options awarded under these plans are granted to our employees and directors. The number of shares of common stock authorized for issuance under these plans is approximately 21.6 million shares.

Options granted under the plans generally become exercisable ratably over a three- or four-year period from the date of grant. Options that have been granted under the plans had an exercise price equal to the market price of our common stock on the date of grant and will expire no later than ten years after the date of grant.

Summarized information for the stock options plans is as follows:

	Options	Range of Options Prices	Weighted Average Option Price
Options outstanding at January 1, 2003	8,043,890	$4.35—$17.21	$9.69
Options granted	1,921,000	11.42— 15.40	14.23
Options canceled	(293,200)	4.50— 17.21	11.88
Options expired	(869,250)	5.75— 17.00	16.97
Options exercised	(1,286,035)	4.35— 17.00	5.86

Options outstanding at December 31, 2003	7,516,405	$4.35—$17.21	$10.57
Options granted	2,497,000	16.37— 36.76	34.20
Options canceled	(189,611)	4.55— 17.21	14.23
Options exercised	(3,186,283)	4.35— 17.21	7.21

Options outstanding at December 31, 2004	6,637,511	$4.35—$36.76	$20.97
Options granted	1,895,000	39.96— 52.35	40.14
Options canceled	(195,913)	4.56— 36.76	20.88
Options exercised	(1,749,369)	4.50— 36.76	12.58

Options outstanding at December 31, 2005	6,587,229	$4.35—$52.35	$28.71

		Weighted Average Option Price
Exercisable options at December 31, 2003	4,023,381	$7.60
Exercisable options at December 31, 2004	2,408,918	11.42
Exercisable options at December 31, 2005	2,562,482	19.74

Options available for grant at December 31, 2005	5,226,094

The following table summarizes the information about stock options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 4.35 — $15.74	1,693,223	6.76	$12.24	1,154,427	$11.30
16.37 — 25.75	1,040,839	7.31	19.57	754,844	17.92
36.76 — 36.76	1,958,167	8.94	36.76	653,211	36.76
39.96 — 52.35	1,895,000	9.79	40.14	—	—

	6,587,229	8.37	$28.71	2,562,482	$19.74

Stock Repurchase Plan

On November 11, 2002, we announced that our Board of Directors had authorized the repurchase of up to two million shares of our common stock. Depending upon market conditions, shares may be repurchased from time to time at prevailing market prices through open market or negotiated transactions. No date was established for the completion of the share repurchase program. We are not obligated to purchase any shares. Subject to applicable corporate securities laws, repurchases may be made at such times and in such amounts as management deems appropriate. Purchases under the program can be discontinued at any time management feels additional purchases are not warranted. We will finance the purchases with funds from our operations. During the year ended December 31, 2003, we repurchased an aggregate of approximately 1.1 million shares of our common stock for a total cost of $13.4 million. We did not repurchase any stock during the years ended December 31, 2005 or 2004.

Dividends

In July 2003, our Board of Directors instituted a policy of quarterly cash dividends on our common stock. Dividends are declared at our Board’s discretion. We are subject to certain limitations regarding the payment of dividends, such as restricted payment limitations related to our outstanding notes and our bank credit facility. The following table sets forth the cash dividends declared and paid in 2005 and 2004.

Payment Date	Record Date	Dividend Per Share
March 2, 2004	February 13, 2004	$0.075
June 1, 2004	May 14, 2004	0.075
September 1, 2004	August 13, 2004	0.085
December 1, 2004	November 12, 2004	0.085

Payment Date	Record Date	Dividend Per Share
March 1, 2005	February 11, 2005	0.085
June 1, 2005	May 13, 2005	0.125
September 1, 2005	August 12, 2005	0.125
December 1, 2005	November 10, 2005	0.125

Dividends paid in 2005 and 2004 totaled $40.7 million and $24.7 million, respectively.

NOTE 15. — EARNINGS PER SHARE

A reconciliation of income and shares outstanding for basic and diluted earnings per share is as follows:

	Year ended December 31,
(In thousands, except per share data)	2005	2004	2003
Income before cumulative effect of a change in accounting for intangible assets, net of taxes	$161,049	$111,454	$40,933

Weighted average common stock outstanding	88,528	76,586	64,293
Dilutive effect of stock options outstanding	1,979	1,649	1,870

Weighted average common and potential shares outstanding	90,507	78,235	66,163

Basic earnings per share	$1.82	$1.46	$0.64

Diluted earnings per share	$1.78	$1.42	$0.62

Nearly all options outstanding during 2005 were included in the computation of diluted earnings per share. Weighted average options to purchase approximately 0.1 million and 2.5 million shares of common stock, respectively, at December 31, 2004 and 2003 at prices of $36.76 and $17.21, respectively, were outstanding during the period but not included in the computation of diluted earnings per share because their exercise price was in excess of the average market price of the common stock for the period presented.

NOTE 16. — RELATED PARTY TRANSACTIONS

William S. Boyd, our Chairman and Chief Executive Officer, together with his immediate family, beneficially owned approximately 35% of our outstanding shares of common stock as of December 31, 2005. Michael J. Gaughan, the President and Chief Executive Officer of Coast Casinos, Inc., a subsidiary of Boyd Gaming, owned approximately 17% of our outstanding shares of common stock as of December 31, 2005. As a result, the Boyd family and/or Mr. Gaughan have the ability to significantly influence our affairs, including the election of our directors and, except as otherwise provided by law, approving or disapproving other matters submitted to a vote of our stockholders, including a merger, consolidation or sale of assets. For the three years in the period ended December 31, 2005, there were no material related party transactions between us and the Boyd family.

We utilize services from Las Vegas Dissemination Company, Inc., or LVDC, in connection with our Nevada race book operations. LVDC is wholly-owned by John Gaughan, son of Michael J. Gaughan, and as such, became a related party on July 1, 2004, the date of the merger with Coast Casinos. We pay to LVDC a monthly fee for race wire services as well as a percentage of wagers, ranging from 3% to 5%, on wagers we accept for races held at certain racetracks. The terms on which the dissemination services are provided are regulated by the Nevada Gaming Authorities. For the six month period ended December 31, 2004, we paid a total of $1.9 million to LVDC. During 2005, we paid a total of $4.2 million to LVDC.

In August 2004, we sold an airplane to Borgata, our 50% joint venture, for use in Borgata’s business, for the airplane’s appraised value of $5.8 million. In connection with this sale, we recorded a net gain of $0.4 million that is recorded in corporate expense on the accompanying consolidated statement of operations during the year ended December 31, 2004. During 2004, Robert L. Boughner, a member of our board of directors, was the Chief Executive Officer of Marina District Development Company, L.L.C., d.b.a. Borgata Hotel Casino and Spa.

NOTE 17. — SEGMENT INFORMATION

We have aggregated certain of our properties in order to present five reportable segments: Las Vegas Locals, Stardust, Downtown Las Vegas, Central Region and Borgata, our 50% joint venture in Atlantic City. The table below lists the classification of each of our properties. Results for Las Vegas Locals also include the results of an offsite sports book. Results for Downtown Las Vegas also include the results of our Hawaii travel agency and our Hawaiian-based insurance company that underwrites travel-related insurance.

Las Vegas Locals
Barbary Coast Hotel and Casino	Las Vegas, NV
Gold Coast Hotel and Casino	Las Vegas, NV
The Orleans Hotel and Casino	Las Vegas, NV
Sam’s Town Hotel and Gambling Hall	Las Vegas, NV
South Coast Hotel and Casino	Las Vegas, NV

Suncoast Hotel and Casino	Las Vegas, NV
Eldorado Casino	Henderson, NV
Jokers Wild Casino	Henderson, NV

Stardust Resort and Casino	Las Vegas, NV

Downtown Las Vegas
California Hotel and Casino	Las Vegas, NV
Fremont Hotel and Casino	Las Vegas, NV
Main Street Station Casino, Brewery and Hotel	Las Vegas, NV
Vacations Hawaii	Honolulu, HI

Central Region
Sam’s Town Hotel and Gambling Hall	Tunica, MS
Par-A-Dice Hotel Casino	East Peoria, IL
Treasure Chest Casino	Kenner, LA
Blue Chip Hotel and Casino	Michigan City, IN
Delta Downs Racetrack Casino & Hotel	Vinton, LA
Sam’s Town Hotel and Casino	Shreveport, LA

Borgata Hotel Casino and Spa	Atlantic City, New Jersey

The following table sets forth, for the periods indicated, certain operating data for our reportable segments. South Coast Hotel and Casino began operations on December 22, 2005. We completed our acquisition of Sam’s Town Shreveport on May 19, 2004. Also, on July 1, 2004, we completed our merger with Coast Casinos. Delta Downs Racetrack and Casino, acquired in May 2001, commenced slot operations in February 2002 and opened their hotel in March 2005. Borgata, our Atlantic City joint venture that is accounted for using the equity method, commenced operations on July 3, 2003.

	Year ended December 31,
(In thousands)	2005	2004	2003
Gross Revenues
Las Vegas Locals	$1,038,239	$584,283	$188,387
Stardust	183,020	174,579	158,200
Downtown Las Vegas	282,363	260,377	252,967
Central Region	967,381	912,852	794,975

Total gross revenues	$2,471,003	$1,932,091	$1,394,529

Adjusted EBITDA(1)
Las Vegas Locals	$313,082	$154,912	$39,622
Stardust(3)	24,651	18,016	9,563
Downtown Las Vegas	52,295	38,738	40,511
Central Region(2)	224,816	191,198	177,365

Wholly-owned property adjusted EBITDA	614,844	402,864	267,061
Corporate expense	(44,101)	(33,338)	(22,595)

Wholly-owned adjusted EBITDA	570,743	369,526	244,466
Our share of Borgata’s operating income before preopening expenses and our amortization expenses	97,312	79,286	18,151

Total adjusted EBITDA	668,055	448,812	262,617

Other operating costs and expenses
Deferred rent	5,131	1,994	—
Other, net	—	(429)	—
Depreciation and amortization	176,237	137,447	94,224
Blue Chip consulting termination fee	—	5,000	—
Preopening expenses	18,927	2,308	—
Hurricane and related expenses, net	9,274	—	—
Impairment loss	56,000	—	—
Merger, acquisition and transition related expenses	—	6,534	—
Our share of Borgata’s preopening expenses	—	—	19,593

Total other operating expenses	265,569	152,854	113,817

Operating income	402,486	295,958	148,800

Other non-operating costs and expenses
Interest expense, net(4)	128,799	101,841	74,231
Loss on early retirements of debt	17,529	4,344	—
Gain on sales of undeveloped land	(659)	(9,880)	—
Our share of Borgata’s non-operating expenses, net	11,718	12,554	8,754

Total other non-operating costs and expenses	157,387	108,859	82,985

Income before provision for income taxes and cumulative effect of a change in accounting principle	245,099	187,099	65,815
Provision for income taxes	84,050	75,645	24,882

Income before cumulative effect of a change in accounting principle	161,049	111,454	40,933
Cumulative effect of a change in accounting for intangible assets, net of taxes of $8,984	(16,439)	—	—

Net income	$144,610	$111,454	$40,933

	December 31,
(In thousands)	2005	2004
Property and Equipment, Intangible Assets and Goodwill
Las Vegas Locals	$2,113,188	$1,727,807
Stardust	62,886	126,435
Downtown Las Vegas	128,917	129,427
Central Region	1,216,953	1,132,638

Total properties’ assets(5)	3,521,944	3,116,307
Corporate Entities	123,585	97,317

Total assets(5)	$3,645,529	$3,213,624

	Year ended December 31,
(In thousands)	2005	2004	2003
Additions to Property and Equipment and Other Assets
Las Vegas Locals	$463,522	$126,526	$11,568
Stardust	6,928	5,850	6,605
Downtown Las Vegas	15,297	12,444	5,511
Central Region	173,650	136,382	38,772

Total properties’ additions	659,397	281,202	62,456
Corporate Entities	35,216	48,059	24,295

Total additions to property and equipment and other assets	694,613	329,261	86,751
Change in accrued property additions	(76,169)	(44,649)	(5,215)
Debt assumed in connection with acquisition of land	—	(15,764)	—

Cash-based property additions	$618,444	$268,848	$81,536

(1)	Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, preopening expenses, net hurricane and related expenses, an impairment loss, deferred rent, merger, acquisition and transition related expenses, gain on sales of certain assets, a Blue Chip consulting termination fee, loss on early retirements of debt, our share of Borgata’s non-operating expenses, and a cumulative effect of a change in accounting principle. We believe that adjusted EBITDA is a widely used measure of operating performance in the gaming industry and is a principal basis for valuation of gaming companies. Adjusted EBITDA is presented before preopening, hurricane and merger, acquisition and transition related expenses as it represents a measure of performance of our existing operational activities. We use property-level adjusted EBITDA (adjusted EBITDA before corporate expense) as the primary measure of operating performance of each of our properties. Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of our operating performance, or as an alternative to cash flow from operating activities, as a measure of liquidity, or as any other measure determined in accordance with accounting principles generally accepted in the United States of America. We have significant uses of cash flows, including capital expenditures, interest payments, income taxes and debt principal repayments which are not reflected in adjusted EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than us.
(2)	Adjusted EBITDA for the year ended December 31, 2004 excludes a $5.0 million consulting termination fee. Adjusted EBITDA results include a one-time charge of $3.5 million for a retroactive gaming tax imposed by the State of Indiana for the year ended December 31, 2003.
(3)	Adjusted EBITDA for the year ended December 31, 2005 excludes a $56 million non-cash impairment loss related to the Stardust.
(4)	Net of interest income and amounts capitalized.
(5)	Total assets represent total property and equipment, intangible assets and goodwill, net of accumulated depreciation and amortization.

NOTE 18. — SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	Year ended December 31, 2005
(In thousands, except per share data)	First	Second	Third	Fourth	Total
Net revenues	$566,890	$554,250	$536,514	$565,366	$2,223,020
Operating income	123,468	110,818	101,639	66,561	402,486
Income before cumulative effect of a change in accounting principle	56,519	48,638	32,948	22,944	161,049
Net income	40,080	48,638	32,948	22,944	144,610

Basic and diluted net income per common share:
Income before cumulative effect of a change in accounting principle—basic	$0.64	$0.55	$0.37	$0.26	$1.82
Income before cumulative effect of a change in accounting principle—diluted	0.63	0.54	0.36	0.25	1.78
Net income—basic	0.46	0.55	0.37	0.26	1.63
Net income—diluted	0.45	0.54	0.36	0.25	1.60

	Year ended December 31, 2004
(In thousands, except per share data)	First	Second	Third	Fourth	Total
Net revenues	$330,038	$341,895	$522,493	$539,632	$1,734,058
Operating income	55,714	52,785	89,666	97,793	295,958
Net income	13,465	15,533	35,549	46,907	111,454

Basic and diluted net income per common share:
Net income—basic	$0.21	$0.23	$0.41	$0.54	$1.46
Net income—diluted	0.20	0.23	0.40	0.53	1.42